UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 21, 2016

The Enviromart Companies, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-54758	45-5529607
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4 Wilder Drive #7

Plaistow, NH 03865

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(603) 378-0809

(ISSUER TELEPHONE NUMBER)

 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .  Written communications pursuant to Rule 425 under the Securities Act

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

SECTION 5 – CORPORATE GOVERANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On March 17, 2016, the Registrant’s Board of Directors approved the sale of the Registrant’s sole operating subsidiary, Enviromart Industries, Inc., to Michael R. Rosa, a significant shareholder and founder of the Registrant, as contemplated by that certain Agreement between the Registrant, Mr. Rosa and Mark Shefts, dated July 14, 2014 (“Break-up Agreement”). The Break-up Agreement was originally disclosed in the Registrant’s Current Report on Form 8-K filed July 18, 2014, which is incorporated herein by this reference.

On March 21, 2016, the Registrant entered into a Stock Purchase and Sale Agreement with Michael R. Rosa (a significant shareholder and founder of the Registrant), and Enviromart Industries, Inc., the Registrant’s sole operating subsidiary, pursuant to which the Registrant will transfer to Mr. Rosa all the issued and outstanding capital stock of Enviromart Industries, Inc.

In consideration for the transfer of the operating subsidiary to Mr. Rosa, of the 13,567,500 shares of Registrant common stock currently owned by him, Mr. Rosa will surrender to the Registrant 12,567,500 shares, which shares will be returned to the status of authorized and unissued shares.  In addition, Mr. Rosa and Enviromart Industries, Inc. have agreed to assume and discharge any and all liabilities of the Registrant existing as the closing date, of which there are expected to be none, as all of the Registrant’s operations have been conducted through Enviromart Industries, Inc. (the operating subsidiary).

The above described purchase and sale transaction is expected to close on or about April 30, 2016, effective March 31, 2016, and must be approved by a majority of the Registrant’s shareholders, which the Registrant intends to obtain by written consent.  Upon consummation of the purchase and sale transaction, the Registrant’s operating business will have been discontinued, and the Registrant will focus on seeking to acquire a profitable operating business with strong growth potential.

On March 23, 2016, Mr. George Adyns resigned as a director of the Registrant but will remain as President, Secretary and CFO until the closing of the purchase and sale transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

The Enviromart Companies, Inc.

By: /s/Laurence H. King

Name: Laurence H. King

Title: Chairman

Dated: March 24, 2016